EXHIBIT 99.1
Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

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N E W S R E L E A S E April 29, 2004	For additional information: Stuart Alexander Vice President Investor Relations (651) 483-7358 Douglas J. Traff Senior Vice President Chief Financial Officer (651) 787-1587

DELUXE REPORTS FIRST QUARTER RESULTS;
RAISES OUTLOOK
• Company exceeds first quarter EPS guidance

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX), the nation’s leading check printing company, reported first quarter diluted earnings per share (EPS) of $0.94 on net income of $47.7 million. Diluted earnings per share and net income for the first quarter in 2003 were $0.83 and $50.0 million, respectively.

“We improved first quarter EPS significantly from the same period in 2003 as a result of share repurchase activity,” said Lawrence J. Mosner, chairman and CEO of Deluxe Corporation. “Our operating income was relatively flat with last year, factoring out the incremental cost of expensing stock-based compensation.” Earlier this year, the Company announced its decision to begin expensing all of its stock-based compensation in 2004.

First Quarter Performance
Deluxe’s first quarter net income was $47.7 million, compared to $50.0 million during the same quarter in 2003. EPS was $.94 per diluted share compared to $.83 for the same period a year ago. EPS was positively affected $0.14 due to the net impact of shares outstanding compared to the first quarter of 2003, and negatively affected $0.02 due to expensing stock-based compensation.

Revenue was $308.8 million in the first quarter, compared to $317.2 million during the same quarter a year ago. The decrease in revenue was due to a 1.8 percent decline in unit volume and a 0.9 percent decline in revenue per unit.

Gross margin was 65.4 percent of revenue for the quarter, the same as in 2003.

Selling, general and administrative expense (SG&A), as a percentage of revenue, was 38.9% compared to 38.7% in the first quarter of 2003. However, actual SG&A dollars declined $2.7 million from last year. The Company’s cost management actions during the last two quarters, along with reduced discretionary spending, were partially offset by higher advertising costs and the impact of expensing all stock-based compensation.

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As a result, operating income was $81.8 million in the first quarter, compared to $84.7 million last year. Operating margin was 26.5 percent of revenue, compared to 26.7 percent last year.

Interest expense increased to $5.2 million for the quarter, compared to $4.4 million in the same period a year ago due to higher debt levels related to share repurchase activity.

Business Outlook
As a result of the favorable first quarter, the Company adjusted its EPS guidance for the remainder of the year. It expects second quarter diluted EPS to be in the range of $0.80 to $0.83 per share, and approximately $3.55 per share for the full-year, up from the previously stated $3.50. The updated guidance excludes the impact of additional share repurchases subsequent to March 31, 2004. Second quarter and full-year EPS in 2003 were $0.80 and $3.49, respectively.

“We anticipate cash from operating activities to be in excess of $225 million for 2004,” Mosner said, “as we continue to manage costs and maximize revenue per check order.”

First Quarter Segment Performance
Deluxe operates three business segments: Financial Services, which sells checks, related products and check merchandising services to financial institutions; Direct Checks, which sells checks and related products directly to consumers through direct mail and the Internet; and Business Services, which sells checks, forms and related products to small businesses and home offices through financial institution referrals, business alliances and via direct mail and the Internet.

Financial Services’revenue was $166.8 million for the quarter, compared to $177.3 million in 2003. The decrease was the result of continued pricing pressure. Operating income for the quarter increased to $38.7 million, from $37.2 million in 2003. The Company’s cost management actions during the last two quarters, along with reduced discretionary spending, more than offset the decline in revenue.

Direct Checks’revenue was $77.1 million for the quarter, compared to $80.8 million in 2003. Operating income for the quarter decreased to $21.5 million, from $31.3 million in 2003. Both the revenue and operating income declines were the result of lower unit volume. Advertising costs for the quarter were higher than the previous year due to new product launches and higher customer acquisition costs. Both lower unit volume and the increase in advertising expense were partially offset by higher revenue per unit and productivity improvements.

As part of its aggressive cost management strategy, and to help offset higher advertising costs and an ongoing softness in customer response rates, Deluxe announced that it will close its Anniston, Alabama facility, where more than 200 employees serve customers of the Designer Checks brand. The Company said it expects to transition Anniston’s work to its Colorado Springs facility by the end of the year.

Business Services’revenue was $64.9 million for the quarter, up from $59.1 million in 2003. Operating income for the quarter increased to $21.6 million, from $16.2 million in 2003. Revenue and operating income were favorably impacted by new business and increased revenue per unit.

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Share Repurchase Program
The Company repurchased .5 million shares during the first quarter, bringing total repurchases to 1.9 million shares under the 10 million share repurchase authorization approved by its board of directors in August, 2003. At the end of March, Deluxe had 50 million shares outstanding.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the quarter’s financial results. All interested persons may listen to the call by dialing 612-332-0802. The presentation also will be available via a simultaneous Web Cast at www.deluxe.com. A replay of the call will be available on Deluxe’s Web Site through May 6, or by calling 320-365-3844 (access code 726890).

About Deluxe
Deluxe Corporation provides personal and business checks, business forms, labels, personalized self-inking stamps, fraud prevention services and customer retention programs to banks, credit unions, financial services companies, consumers and small businesses. The Deluxe group of businesses reaches clients and customers through a number of distribution channels: the Internet, direct mail, the telephone and a nationwide sales force. Since its beginning in 1915, Deluxe Corporation has been instrumental in shaping the U.S. payments industry. More information about Deluxe can be found at www.deluxe.com.

Forward-looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements”within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. In addition, the Company’s stock repurchase activities are subject to certain pricing restrictions, stock market forces, management discretion and various regulatory requirements. As a result, there can be no assurance as to the timing and/or amount of shares that the Company may repurchase under its stock repurchase program. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2003.

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-4- Financial Highlights DELUXE CORPORATION STATEMENTS OF INCOME (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (Unaudited)

	First Quarter 2004		First Quarter 2003

Revenue	$308.8		$317.2
Cost of goods sold	106.9	34.6%	109.8	34.6%

Gross profit	201.9	65.4%	207.4	65.4%

Selling, general and administrative expense	120.1	38.9%	122.8	38.7%
Asset impairment and net disposition losses (gains)	—	—	(0.1)	—

Operating income	81.8	26.5%	84.7	26.7%

Other income	0.4	0.1%	0.2	0.1%

Earnings before interest and taxes	82.2	26.6%	84.9	26.8%

Interest expense	(5.2)	(1.7%)	(4.4)	(1.4%)
Interest income	0.1	—	0.1	—

Income before income taxes	77.1	24.9%	80.6	25.4%

Provision for income taxes	29.4	9.5%	30.6	9.6%

Net income	$47.7	15.4%	$50.0	15.8%

WEIGHTED AVERAGE
DILUTED SHARES OUTSTANDING	50,538,427		59,893,509
Net income per share: Basic	$0.95		$0.84
Diluted	$0.94		$0.83
Capital expenditures	$4.0		$5.5
Depreciation and amortization expense	$14.3		$14.6
EBITDA*	$96.5		$99.5
Number of employees	5,425		6,095

*  EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	First Quarter
	2004	2003

Net income	$47.7	$50.0
Provision for income taxes	29.4	30.6
Interest expense, net	5.1	4.3
Depreciation and amortization	14.3	14.6

EBITDA	$96.5	$99.5

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-5- DELUXE CORPORATION CONDENSED BALANCE SHEETS (DOLLARS IN MILLIONS) (Unaudited)

	March 31, 2004	December 31, 2003	March 31, 2003

Cash and cash equivalents	$4.7	$3.0	$5.2
Other current assets	102.6	76.0	108.0
Property, plant & equipment - net	119.9	123.6	135.9
Intangibles - net	71.0	78.2	100.8
Goodwill	82.2	82.2	82.2
Other non-current assets	191.6	200.0	172.1

Total assets	$572.0	$563.0	$604.2

Short-term debt & current portion of
long-term debt	$208.1	$214.3	$113.2
Other current liabilities	169.0	173.6	197.4
Long-term debt	380.4	380.6	306.4
Deferred income taxes	42.7	42.7	54.5
Other non-current liabilities	49.3	49.9	31.2
Shareholders' deficit	(277.5)	(298.1)	(98.5)

Total liabilities and shareholders'
deficit	$572.0	$563.0	$604.2

Shares outstanding	50,000,956	50,173,067	56,683,137

CONDENSED STATEMENTS OF CASH FLOWS (DOLLARS IN MILLIONS) (UNAUDITED)
	First Quarter 2004	First Quarter 2003

Cash provided by (used by):
Operating activities	$48.7	$(6.0)
Investing activities:
Purchases of capital assets	(4.0)	(5.5)
Other	(0.4)	(0.2)

Total investing activities	(4.4)	(5.7)

Financing activities:
Shares repurchased	(18.1)	(201.5)
Dividends	(18.6)	(21.8)
Shares issued under employee plans	6.7	7.3
Net change in debt	(12.6)	108.0

Total financing activities	(42.6)	(108.0)

Net increase (decrease) in cash	1.7	(119.7)
Cash and cash equivalents:
Beginning of period	3.0	124.9

End of period	$4.7	$5.2

Free cash flow*	$26.1	$(33.3)

*Free cash flow is not a measure of financial performance under generally accepted accounting principles (GAAP). We monitor free cash flow on an on-going basis, as it measures the amount of cash generated from our operating performance after investment initiatives and the payment of dividends. It represents the amount of cash available for interest payments, debt service, general corporate purposes and strategic initiatives. We do not consider free cash flow to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that free cash flow is a useful liquidity measure which should be considered in addition to those measures reported in accordance with GAAP. Free cash flow is derived from net cash provided by operating activities as follows:

	First Quarter
	2004	2003

Net cash provided by operating activities	$48.7	$(6.0)
Purchases of capital assets	(4.0)	(5.5)
Cash dividends paid to shareholders	(18.6)	(21.8)

Free cash flow	$26.1	$(33.3)

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-6- DELUXE CORPORATION SEGMENT INFORMATION (DOLLARS IN MILLIONS) (Unaudited)

	First Quarter 2004	First Quarter 2003

Revenue:
Financial Services	$166.8	$177.3
Direct Checks	77.1	80.8
Business Services	64.9	59.1

Total	$308.8	$317.2

Operating Income:
Financial Services	$38.7	$37.2
Direct Checks	21.5	31.3
Business Services	21.6	16.2

Total	$81.8	$84.7

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2003.

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